Exhibit 10.20

REIMBURSEMENT AGREEMENT

by and between

SUMITOMO MITSUI BANKING CORPORATION

and

THORNE HOLDING CORP.

Dated as of November 30, 2018

REIMBURSEMENT AGREEMENT, dated as of November 30, 2018 (the “Agreement”) by and between THORNE HOLDING CORP., a corporation organized under the laws of Delaware (the “Company”), and SUMITOMO MITSUI BANKING CORPORATION (the “Bank”).

RECITALS:

The Company wishes the Bank to issue, from time to time, from and after the date hereof, one or more standby letters of credit for the account of the Company (each, a “Letter of Credit”) for the sole purpose of supporting the obligation of Thorne Research, Inc., a subsidiary of the Company, to make a security deposit pursuant to Section 1.5 of that certain Lease Agreement dated September 29, 2016 between Thorne Research, Inc., as tenant, and GPT Summerville Owner, LLC, as landlord, and the Bank is willing to issue such Letters of Credit, subject to the exercise of its discretion in each instance, all on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, the Company and the Bank agree as follows:

ARTICLE 1

DEFINITIONS AND CONSTRUCTION

Section 1.1 Definitions. As used in this Agreement, the following terms have the following definitions:

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. §1010.230, as amended, modified, or supplemented from time to time.

“Commission Fee” has the meaning assigned in Section 2.5.

“Default” means an Event of Default or any event or condition which, upon notice, lapse of time or both pursuant to Section 6.2, would, unless cured or waived, become an Event of Default.

“Demand” means any sight draft, electronic or telegraphic or SWIFT transmission, or other written demand drawn or made, or purported to be drawn or made, under or in connection with any Letter of Credit.

“Dollars” or “$” refers to lawful money of the United States of America.

“Event of Default” has the meaning assigned in Section 6.2.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, as in effect from time to time.

“Governmental Authority” means the government of the United States of America or any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, or proceedings seeking reorganization, arrangement, or other relief.

“LC Application” has the meaning assigned in Section 2.2.

“LC Disbursement” has the meaning assigned in Section 2.3.

“Letter of Credit” has the meaning assigned in the Recitals to this Agreement.

“Letter of Guarantee” means the Letter of Guarantee provided by the Parents in favor of the Bank in support of the Company’s obligations hereunder, to be delivered to the Bank pursuant to Section 3.1(a)(iii).

“Material Adverse Effect” means a material adverse effect on or change in (a) the business, results of operations, properties, assets, liabilities, condition (financial or otherwise) or prospects of the Company or the Company and its Subsidiaries, taken as a whole; (b) the legality, validity, binding effect or enforceability of this Agreement, or the Letter of Guarantee; (c) the ability of the Company or any Parent to fully and timely perform its obligations under this Agreement or the Letter of Guarantee, as applicable, as determined from the perspective of a reasonable person in the Bank’s position; or (d) the rights, remedies and benefits available to, or conferred upon, the Bank under this Agreement or the Letter of Guarantee.

“Obligations” means all obligations, liabilities and indebtedness of every nature of the Company from time to time owing to the Bank under or in connection with this Agreement or any Letter of Credit, in each case whether primary, secondary, direct, indirect, joint, several, joint and several, contingent (including the undrawn amount of each Letter of Credit), fixed or otherwise, including the obligation to provide cash collateral pursuant to this Agreement and including interest accruing at the rate provided in this Agreement on or after the commencement of any Insolvency Proceeding, whether or not allowed or allowable.

“Order” means any writ, judgment, injunction, decree or similar order of any Governmental Authority.

“Parent” (or, collectively, the “Parents”) means Mitsui & Co., Ltd. and Kirin Holdings Company, Limited, each a corporation organized under the laws of Japan.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority, or other entity.

“Prime Rate” means the rate of interest per annum established by the Bank’s New York Branch from time to time as its prime rate or base rate; each change in the Prime Rate shall be effective from and including the date such change is established as being effective.

“Sanctions” has the meaning assigned in Section 5.1(f).

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association, or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“UCP” means the Uniform Customs and Practice for Documentary Credits as most recently published by the International Chamber of Commerce.

Section 1.2 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, and (c) the words “herein”, “hereof and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof.

Section 1.3 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time.

ARTICLE 2

ISSUANCE OF LETTERS OF CREDIT;

REIMBURSEMENT AND OTHER PAYMENTS

Section 2.1 General. Subject to the terms and conditions set forth herein, the Company may from time to time request the Bank to issue Letters of Credit for its own account in such form as is acceptable to the Bank in its reasonable determination. A Letter of Credit may state that it is issued for the account of any Subsidiary of the Company without prejudice to the agreement herein between the Company and the Bank that the Company shall be the account party for all Letters of Credit and shall have the obligations with respect thereto provided by this Agreement. The Company and the Bank acknowledge and agree that in no event shall the aggregate amount of the Letters of Credit issued under this Agreement exceed $ 4,900,000.

Section 2.2 Procedure for Issuing Letters of Credit. In order to request the issuance of a Letter of Credit, the Company shall deliver to the Bank (reasonably in advance of the requested date of issuance) an application requesting the issuance of a Letter of Credit, substantially in the form attached hereto as Exhibit B, or in such other form as may be acceptable to the Bank (each, an “LC Application”), setting forth the following information with respect to the requested Letter of Credit: (i) the issuance date; (ii) the amount; (iii) the expiry date; (iv) the name and address of the applicant (which may be the Company or a Subsidiary); (v) the name and address of the beneficiary; (vi) the documents, if any, to be presented by the beneficiary in case of any Demand; (vii) the full text of any certificate to be presented by the beneficiary in case of any Demand; and (viii) such other matters as shall be necessary to prepare the Letter of Credit. If the Bank agrees to issue the Letter of Credit, the Bank shall deliver such Letter of Credit to its addressee with a copy to the Company and, if applicable, the Subsidiary, unless otherwise specified in the LC Application. The signing of this Agreement shall not be construed to impose upon the Bank an obligation to issue, amend or renew any Letter of Credit.

Section 2.3 Reimbursement. If the Bank shall make any payment or disbursement pursuant to or in respect of a Demand (each, an “LC Disbursement”), the Company shall pay to the Bank, on demand, in same day funds, an amount equal to such LC Disbursement, provided that (a) if such Demand is in a currency other than Dollars, the Company shall, at the option of the Bank, (i) pay the equivalent of such amount in Dollars at the Bank’s then-applicable selling rate for such other currency for transfers to the place where, and in the currency in which, such Demand is payable, or (ii) pay such amount in such other currency in the place, form and manner directed by the Bank; and (b) if a time draft is drawn under any Letter of Credit, the Company shall make such payment without demand sufficiently in advance of the maturity of the draft to enable the Bank to make timely payment of the amount so drawn under such Letter of Credit. The Company’s obligations with respect to any Letter of Credit issued [at the Company’s request] for the account of a Subsidiary shall remain in effect until satisfied or such Letter of Credit expires undrawn, irrespective of any change in control of the Subsidiary.

Section 2.4 Interest on Overdue Amounts. If the Company fails to reimburse the Bank for any LC Disbursement or if the Company fails to pay any other amount owing hereunder in full on the date due, then the unpaid amount thereof shall bear interest (computed on the basis of a year of 360 days and the actual number of days elapsed), for each day from and including the date of such LC Disbursement or payment default, as applicable, to but excluding the date on which payment is actually made by the Company, at the Prime Rate plus 2.0%.

Section 2.5 Commission Fee. The Company shall pay to the Bank a commission fee (the “Commission Fee”) with respect to each Letter of Credit, which shall be payable at such times and computed on such amounts and at such rates as the Company and the Bank may agree in one or more separate fee agreements or, in the absence of such an agreement, as the Bank may, in its discretion, reasonably determine. The Commission Fee shall be fully earned when due and nonrefundable when paid, and the Company shall have no right to any refund of Commission Fees previously paid by the Company, including any refund claimed because a Letter of Credit is cancelled prior to its expiration date.

Section 2.6 Payment Instructions. All payments by the Company to the Bank hereunder shall be made in immediately available funds, free of any reduction and without set-off or counterclaim. Payments in Dollars shall be made at or prior to 2:00 p.m., New York time, by wire transfer to Sumitomo Mitsui Banking Corp., New York (SWIFT: SMBCUS33), ABA Number: 0260-0967-4, Account Name: SMBC Loan Operations New York, Account Number: 423001, Reference: Thorne Holding Corp., Attn: BCDAD JDAD Loan Services, or to such other account or accounts as the Bank may notify the Company pursuant to Section 7.2. The Company hereby authorizes the Bank to debit any account maintained by the Company with the Bank to effect any payment under this Agreement.

Section 2.7 Additional Costs. If any change in any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration thereof shall either (i) impose, modify or deem applicable any reserve, special deposit or similar requirement, including any capital adequacy costs, against letters of credit issued by the Bank or (ii) impose on the Bank any other condition regarding any Letter of Credit, and the result of any event referred to in clause (i) or (ii) of this Section 2.7 shall be to increase the cost to the Bank of issuing or maintaining such Letter of Credit in any amount deemed material by the Bank, which cost, in the Bank’s judgment, cannot reasonably be avoided by the Bank, then, upon written notice from the Bank, the Company shall promptly pay to the Bank an amount equal to such cost, the Bank’s determination of which will be conclusive in the absence of manifest error. All amounts contemplated in this Section 2.7 that are not paid within 10 days following such notice will bear interest at the rate set forth in Section 2.4.

Section 2.8 Net Payment. All amounts payable by the Company hereunder will be paid in full, free of all Taxes now or hereafter levied, collected, withheld, assessed or otherwise imposed, except in the case of the taxes imposed on the overall net income of the Bank. If any Taxes are so levied or imposed, the Company agrees to pay the full amount of such Taxes and such additional amounts as may be necessary so that every payment of all amounts due hereunder, after withholding or deduction or on account of any Taxes, will not be less than the amount provided for herein. The Company shall promptly furnish to the Bank tax receipts or other evidence of the payment by the Company of any such Taxes that are due under applicable law and, if the Bank pays any such Taxes, the Bank shall furnish to the Company copies of tax receipts evidencing such payment by the Bank. If the Company is prohibited by law from making one or more payments under this Agreement free of Taxes in accordance herewith, or if any taxing authority shall at any time assert that the Bank is required to pay any such Taxes with respect to payments made by the Company under this Agreement, then the Company shall pay such additional amount to the Bank as may be necessary in order that the actual amount received by Bank after all Taxes (and after payment of any additional Taxes due as a consequence of the payment of such additional amount) shall equal the amount that would have been received by the Bank if such Taxes were not required. Whenever any such Taxes are required to be withheld or deducted from any amounts payable to the Bank hereunder, the Company shall pay such Taxes to the appropriate taxing authority for the account of the Bank and, as promptly as possible thereafter, send to the Bank an official receipt showing payment thereof, together with such additional documentary evidence as may be reasonably required from time to time by the Bank. If the Company fails to pay any such Taxes when due to the appropriate taxing authority or fails to remit any such official receipts or other required documentary evidence, the Company agrees to indemnify the Bank for and to hold the Bank harmless from and against any incremental taxes, interest or penalties that may become payable by the Bank as a result of such failure.

Section 2.9 Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding pursuant hereto is in support of an obligation of, or is for the account of, a Subsidiary (or any Person who was a Subsidiary at the time the Letter of Credit was issued), the Company shall be obligated, on behalf of such Subsidiary, to reimburse Bank hereunder for any and all drawings under such Letter of Credit. The Company hereby acknowledges that the issuance of Letters of Credit for the account of its Subsidiaries inures to the benefit of the Company, and that the Company’s business derives substantial benefits from the businesses of such Subsidiaries.

ARTICLE 3

CONDITIONS PRECEDENT

Section 3.1 Conditions Precedent to Issuance of Letters of Credit. It shall be a condition precedent to the issuance by the Bank of any Letter of Credit that:

(a) The Bank shall have received all of the following, each of which shall be in form and substance satisfactory to the Bank:

(i) a certificate of an officer of the Company, dated as of the date hereof, certifying the name and true signatures of the officers of the Company authorized to sign this Agreement and any documents related hereto;

(ii) evidence reasonably acceptable to the Bank that the Company’s execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action;

(iii) at least five days prior to the issuance of the first Letter of Credit, a Beneficial Ownership Certification in relation to the Company;

(iv) the Letter of Guarantee, together with evidence reasonably acceptable to the Bank that the Parents’ execution, delivery and performance of the Letter of Guarantee have been duly authorized by all necessary corporate action; and

(v) such other documents, instruments, approvals (and, if requested by the Bank, certified duplicates of executed copies thereof) as the Bank may request, including any guarantee or expression of support or pledge of security the Bank may require from time to time.

(b) The representations and warranties contained in Section 5.1 hereof shall be true and correct on and as of the date of issuance of each Letter of Credit as though made on and as of such date.

(c) All fees due hereunder or in connection herewith, including, but not limited to, the Commission Fee described in Section 2.5 hereof, shall have been irrevocably paid in full.

ARTICLE 4

OBLIGATIONS ABSOLUTE

Section 4.1 Obligations of the Company. The obligations of the Company under this Agreement shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, and irrespective of

(a) the existence of any claim, set-off, defense or other rights that the Company, any other party guaranteeing or otherwise obligated with the Company, any Subsidiary or any other Person may at any time have against the beneficiary under any Letter of Credit, the Bank or any other Person, whether in connection with this Agreement or any other related or unrelated agreement or transaction;

(b) any Demand or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(c) the insolvency or bankruptcy of any Person;

(d) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision of any of the foregoing;

(e) any change in the time, manner, or place of payment of, or in any other term of, any obligation of the Company, any Subsidiary, or any other Person in respect of this Agreement, any Letter of Credit, or any related document or instrument or any other amendment or waiver of or any consent to departure from any of the foregoing;

(f) whether such Letter of Credit is issued in support of any obligations of any Subsidiary or any Subsidiary is an applicant for, or purports in any way to have any liability for, such Letter of Credit; or

(g) any other act, or omission to act, or delay of any kind of the Bank or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 4.1, constitute a legal or equitable discharge of the Company’s obligations hereunder.

Section 4.2 Actions by the Bank. The Company agrees that any action or omission by the Bank or any of the Bank’s correspondents in connection with the Letters of Credit or presentation thereunder will be binding on the Company and will not result in any liability to the Bank or any of the Bank’s correspondents in the absence of the gross negligence or willful misconduct of the Bank or the Bank’s correspondents, as the case may be. Without limiting the generality of the foregoing, the Bank and each of the Bank’s correspondents (i) may rely on any oral or other communication believed in good faith by the Bank or such correspondent to have been authorized or given by or on behalf of the Company; (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) will not be liable to the Company for any consequential, punitive or special damages, or for any damages resulting from any change in the value of any property relating to the Letters of Credit; (iv) may honor any Demand (whether such Demand is presented before or after the expiration of the Letter of Credit under which it is presented and whether such Demand has been previously dishonored) pursuant to a court order, to settle or compromise any claim that the Demand was wrongfully dishonored, or otherwise, and in such case the Bank shall be entitled to reimbursement from the Company of the amount, including any interest, the Bank so pays to the same extent as if the Bank had initially honored such Demand; (v) may honor any Demand that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being separately delivered), and will not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (vi) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vii) may settle or adjust any claim or demand made on the Bank in any way related to an Order; and honor any Demand in connection with a Letter of Credit that is the subject of such Order, notwithstanding that any Demand or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

Section 4.3 Payment of Demand. The Bank shall examine all documents purporting to represent a demand for payment under a Letter of Credit promptly following its receipt of such Demand, and shall notify the Company of such Demand and whether the Bank has made or will make an LC Disbursement thereunder as promptly as possible; provided that any failure to give or delay in giving such notice will not relieve the Company of its obligation to reimburse the Bank with respect to any such LC Disbursement.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

Section 5.1 Representations and Warranties of the Company. The Company represents and warrants as follows:

(a) Each Parent is the direct owner of 38.7% of the issued and outstanding voting stock of the Company.

(b) The Company (i) is an entity duly organized, validly existing and in good standing (where applicable) under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority, and all requisite licenses and permits from all Governmental Authorities having jurisdiction over the Company, to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (iii) is qualified to do business, and is in good standing (where applicable), in every jurisdiction where such qualification is required and (iv) has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and each other agreement or instrument contemplated hereby to which it is or will be a party.

(c) This Agreement and the transactions contemplated hereby (i) have been duly authorized by all requisite corporate and, if required, shareholder action and (ii) will not (A) violate (1) any material provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of the Company, (2) any Order or (3) any provision of any indenture or any other material agreement or instrument to which the Company is a party or by which the Company or any of its property is or may be bound, or (B) be in conflict with, result in a breach of or constitute (alone or with notice, lapse of time, or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument.

(d) This Agreement and the Letter of Guarantee constitutes the legal, valid and binding obligation, contract and agreement of the Company or the Parents, as applicable, enforceable against such entity in accordance with its terms, except as enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(e) None of the Company or any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or other person acting on behalf of the Company or any of its Subsidiaries has taken any action, directly or indirectly, that would result in a violation by such persons of the FCPA or any other applicable anti-corruption law; and the Company has instituted and maintains policies and procedures designed to ensure continued compliance therewith.

(f) None of the Company, any of its Subsidiaries or any director, officer, employee, agent, or affiliate of the Company or any of its Subsidiaries is a Person that is, or is owned or controlled by, any Person that is: (i) the subject or target of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions.

ARTICLE 6

COVENANTS OF THE COMPANY; EVENTS OF DEFAULT; REMEDIES

Section 6.1 Covenants of the Company. The Company covenants and agrees with the Bank that, until all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full and all interest, fees and other expenses or amounts payable hereunder, if any, shall have been paid in full, and unless the Bank shall otherwise consent in writing:

(a) The Company shall (i) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, (ii) do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business and (iii) comply in all material respects with all applicable laws, rules, regulations (including any zoning, building, environmental law, ordinance, code or approval) and Orders, whether now in effect or hereafter enacted or issued.

(b) The Company shall deliver to the Bank such information respecting the business, properties, condition or operation, financial or otherwise, of the Company as the Bank may from time to time reasonably request, including:

(i) as soon as available and in any event within 120 days after the end of each fiscal year of the Company, its audited annual financial statements, which shall include at least its balance sheet and related statements of operations, stockholders’ equity and cash flow as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing to the effect that such financial statements present fairly in all material respects the financial condition and results of operations of the Company in accordance with GAAP consistently applied;

(ii) if available, as soon as available and in any event within 90 days after the end of the first semiannual reporting period of each fiscal year of the Company, its semiannual financial statements, which shall include at least its balance sheet and related statements of operations, stockholders’ equity and cash flow as of the end of and for such period, setting forth in each case in comparative form the figures for the corresponding period of the previous fiscal year, presenting fairly in all material respects the financial condition and results of operations of the Company in accordance with GAAP consistently applied (except as differences from GAAP shall have been disclosed to, and approved by, the Bank), subject to normal year-end adjustments and the absence of footnotes; and

(iii) concurrently with any delivery of financial statements under clause (i) above, a certificate of a responsible financial officer of the Company, in the form of Exhibit A attached hereto, certifying to such officer’s knowledge whether a Default or Event of Default has occurred and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto.

(c) The Company shall pay its obligations, including Taxes, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) the Company has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (iii) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

(d) The Company shall promptly notify the Bank of:

(i) any action, suit or proceeding against the Company before any Governmental Authority which, if adversely determined, would materially affect the financial condition or operations of the Company or the ability of the Company to carry on its business or to perform its obligations under this Agreement;

(ii) any Default, together with written notice specifying the nature and period of existence thereof and the action which Company is taking or proposes to take with respect thereto; and

(iii) any other matter which has had or could reasonably be expected to have a Material Adverse Effect.

(e) The Company shall maintain adequate books, accounts and records, all in accordance with GAAP, and permit employees or agents of Bank, at any reasonable time and as often as may reasonably be desired, to inspect its properties and to examine or audit its books, accounts and records and make copies thereof and to discuss the business, operations, properties and financial and other conditions of Company with officers of Company.

(f) The Company shall perform any and all acts and execute any and all additional documents as may be reasonably requested from time to time by the Bank to give effect to the purposes of this Agreement.

(g) The Company will not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired), or liquidate or dissolve.

(h) No part of the proceeds of any Letter of Credit will be used, directly or indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the FCPA or any other applicable anti-corruption law. The Company shall maintain in effect policies and procedures designed to promote compliance by the Company, its Subsidiaries, and their respective directors, officers, employees, and agents with the FCPA and any other applicable anti-corruption laws.

(i) The Company shall not, directly or indirectly, use the proceeds of the Letters of Credit, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Subsidiary or beneficiary).

Section 6.2 Events of Default. Each of the following will constitute an event of default hereunder (an “Event of Default”):

(a) Any representation or warranty made or deemed made herein or in connection with any Letter of Credit, or any representation, warranty, statement or information made, deemed made or furnished in connection with or pursuant hereto, proves to have been false or misleading in any material respect when so made, deemed made or furnished.

(b) The Company fails to reimburse the Bank for any LC Disbursement when and as the same becomes due and payable, whether at the due date thereof, by acceleration or otherwise.

(c) The Company fails to make any payment of interest on any LC Disbursement or of any fee or any other amount (other than an amount referred to in subsection (b) above) due hereunder or in connection herewith, when and as the same becomes due and payable, and such default continues unremedied for a period of five (5) days.

(d) The Company fails to duly observe or perform any covenant, condition or agreement contained in Section 6.1(a)(i), Section 6.1(d)(ii), Section 6.1(g), Section 6.1(h) or Section 6.1(i).

(e) The Company fails to duly observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in (b), (c) or (d) above) and such failure continues unremedied for a period of thirty (30) days after notice thereof from the Bank to the Company.

(f) (i) The Company fails to pay any principal or interest, regardless of amount, due in respect of any indebtedness other than the Obligations hereunder (“Other Indebtedness”) when and as the same becomes due and payable or (ii) the Company fails to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Other Indebtedness, or any other event or condition occurs, if the effect of any failure or other event or condition referred to in this clause (ii) is to cause, or to permit the holder or holders of such Other Indebtedness or a trustee on its or their behalf to cause, such Other Indebtedness to become due or to be required to be repurchased, redeemed or defeased prior to its stated maturity.

(g) The Company (i) voluntarily commences any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect; (ii) consents to the institution of, or fails to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section 6.2; (iii) applies for or consents to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or for a substantial part of its assets; (iv) files an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) makes a general assignment for the benefit of creditors; or (vi) takes any corporate or other action for the purpose of effecting any of the foregoing.

(h) An involuntary proceeding is commenced or an involuntary petition is filed seeking (i) liquidation, reorganization or other relief in respect of the Company or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect; or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or for a substantial part of its assets, and, in any such case, such proceeding or petition continues undismissed for 60 days or an order or decree approving or ordering any of the foregoing is entered.

(i) The Company becomes unable, admits in writing its inability, or fails generally to pay its debts as they become due.

(j) One or more judgments for the payment of money in an aggregate amount in excess of $1,000,000 is rendered against the Company and the same remains undischarged for a period of thirty (30) consecutive days during which execution is not effectively stayed, or any action is legally taken by a judgment creditor to levy upon assets or properties of the Company to enforce any such judgment.

(k) Any guarantee, letter of awareness or other document executed or issued in support of the obligations of the Company to the Bank, including the Letter of Guarantee, ceases to be, or is asserted by any issuer thereof not to be, a valid and enforceable guarantee of the obligations hereunder, or the issuer fails to observe or perform any covenant, undertaking, or other obligation thereunder, or any security interest purported to be created by this Agreement or any related security document ceases to be, or is asserted by the grantor thereof not to be, a valid, perfected, first priority security interest in the assets or properties covered thereby.

(l) Any event occurs which could reasonably be expected to have a Material Adverse Effect.

Section 6.3 Remedies. (a) Upon the occurrence of any Event of Default (other than an event with respect to the Company described in clauses (g), (h), or (i) of Section 6.2), the Bank may, by notice to the Company, (i) declare all Obligations to be immediately due and payable, whereupon the same shall forthwith become due and payable by the Company, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company and (ii) demand that the Company pay, whereupon the Company shall be obligated to pay forthwith, an amount in immediately available funds (which funds shall be held by the Bank as collateral to secure the Obligations hereunder for the duration of such Event of Default pursuant to arrangements satisfactory to the Bank) equal to the sum of the aggregate of the amounts undrawn and available to be drawn under all Letters of Credit outstanding on such date; and, in case of any event with respect to the Company described in clauses (g), (h), or (i) of Section 6.2, all Obligations shall become immediately and automatically due and payable, and the obligation of the Company to pay cash collateral as aforesaid shall automatically become effective, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company.

(b) If any Event of Default shall have occurred and be continuing, the Bank may, without notice to the Company except as required by law and at any time or from time to time, charge, set-off, and otherwise apply any deposits of the Company held by the Bank or any affiliate of the Bank (including unmatured time deposits and certificates of deposit) against the Obligations or any part thereof.

(c) Until the application by the Bank of any portion of the cash collateral hereunder to the discharge of the Obligations, the Company shall be entitled to receive such investment and interest income as may accrue on such portion of the cash collateral not so applied pursuant to arrangements satisfactory to the Bank. In furtherance thereof, the Bank agrees that if and as instructed by the Company, the Bank shall, subject to arrangements satisfactory to it, invest such portion of the cash collateral as the Company shall direct in the following: (i) certificates of deposit of the Bank or any commercial bank having capital and surplus of at least $100,000,000; (ii) direct obligations of, or obligations of which principal and interest is fully secured by, the U.S. Government or any agency or division thereof, or (iii) commercial paper rated A-1 or P-1.

ARTICLE 7

MISCELLANEOUS

Section 7.1 Amendments; Etc. No amendment or waiver of any provision of this Agreement nor consent to any departure by the Bank or the Company therefrom shall in any event be effective unless the same shall be in writing and signed by the Bank and the Company, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 7.2 Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein will be in writing and will be delivered by hand or overnight courier service, mailed by certified or registered mail, or sent by fax or email as follows:

If to the Company:   Thorne Holding Corp.

620 Omni Industrial Boulevard

Summerville, SC 29486

Attention: Mr. Scott Wheeler

Telephone: (843) 501-0286

email: swheeler@Thorne.com

If to the Bank:           Sumitomo Mitsui Banking Corporation

277 Park Avenue, 6th Floor

New York, NY 10172

Attention: JDAD

Telephone: (212) 224-4000

Fax: (212) 593.9514

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, will be deemed to have been given when received; notices sent by fax or email will be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, will be deemed to have been given at the opening of business on the next business day for the recipient). The Company and the Bank may each change its address for purposes hereof by notice to the other given in accordance with this Section 7.2.

Section 7.3 No Waiver; Remedies Cumulative. No failure on the part of the Bank or the Company to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof or the exercise of any other rights. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 7.4 Indemnification. (a) The Company shall indemnify and hold harmless the Bank from and against any and all claims, damages, losses, liabilities, or reasonable costs or expenses whatsoever which the Bank may incur (or which may be claimed against the Bank by any Person whatsoever) by reason of or in connection with the transfer of, or payment of or failure to pay under, any Letter of Credit (including, not in limitation but in furtherance of the foregoing, any of the circumstances set forth in Section 4.1 hereof) or by reason of or in connection with any litigation or other proceeding in any way restraining, enjoining, or affecting the issuance of any Letter of Credit or the entering into of this Agreement or the performance of any obligations hereunder; provided that the Company shall not be required to indemnify the Bank for any claims, damages, losses, liabilities, costs or expenses to the extent caused directly by the gross negligence or willful misconduct of the Bank. The obligations of the Company under this Section 7.4 shall survive the termination or payment of any Letter of Credit.

(b) Reliance on Advice of Counsel. The Bank may consult with and employ outside legal counsel to advise it concerning its obligations with respect to any Letter of Credit, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such counsel.

Section 7.5 Continuing Obligation. This Agreement is a continuing obligation and shall be binding upon and inure to the benefit of and be enforceable by the Bank and the Company and their respective successors, transferees and assigns; provided that the Company may not assign all or any part of its rights or obligations under this Agreement without the prior written consent of the Bank.

Section 7.6 Liability of the Bank. As between the Company and the Bank, the Company assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of the Letters of Credit; provided however that the Company may have a claim against the Bank and the Bank may be liable to the Company, to the extent, but only to the extent, of any direct (as opposed to consequential or exemplary) damages suffered by the Company which the Company proves were caused by the willful misconduct or gross negligence in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit. In furtherance and not in limitation of the foregoing, the Bank shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of a Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged, (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason, (iii) the failure of the beneficiary of a Letter of Credit to comply fully with conditions required to be satisfied by any Person other than the Bank in order to draw upon such Letter of Credit, (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, or otherwise, (v) errors in the interpretation of technical terms, (vi) the misapplication by the beneficiary of a Letter of Credit of the proceeds of any drawing under such Letter of Credit or (vii) any consequences arising from causes beyond control of the Bank.

Section 7.7 Costs, Expenses and Taxes. Promptly upon the request of the Bank, the Company shall pay or reimburse the Bank for all reasonable out-of-pocket costs and expenses incurred by the Bank in connection with the execution, delivery, filing, recording, enforcement and administration of this Agreement or any related document or instrument, including correspondent’s charges, attorney’s fees and other legal costs and expenses, and any and all stamp and other taxes and fees payable or determined to be payable in connection with any of the foregoing, and the Company shall save the Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

Section 7.8 Governing Law. Except to the extent that any Letter of Credit provides otherwise, the UCP shall apply to each Letter of Credit. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, except to the extent inconsistent with the UCP.

Section 7.9 Headings. Article and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 7.10 Severability. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way offset the validity or enforceability of the other provisions of this Agreement.

Section 7.11 Counterparts. This Agreement may be signed in one or more counterparts, each of which shall be an original and all of which together shall constitute one agreement.

Section 7.12 Entire Agreement. This Agreement (including the recitals set forth hereinabove), the Letters of Credit, any fee letters relating thereto and the UCP integrate all the terms and conditions mentioned herein or incidental hereto, and supersede all oral negotiations and prior writings with respect to the subject matter hereof.

Section 7.13 Waiver of Jury Trial; Submission to Jurisdiction. EACH OF THE BANK AND THE COMPANY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. The Company and the Bank hereby submit to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and any New York state court sitting in New York City for the purposes of all legal proceedings arising out of or relating to this Agreement.

Section 7.14 PATRIOT Act. The Bank hereby notifies the Company that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56) (the “Act”), it is required to obtain, verify and record information that identifies each customer (including applicants for letters of credit, guarantors and grantors (“Customers”), which information includes the name and address of each Customer and other information that will allow such Bank to identify such Customer in accordance with the Act.

Section 7.15 Confidentiality. The Bank agrees to keep confidential any information provided to it by or on behalf of the Company pursuant to or in connection with this Agreement, other than information which has been publicly disclosed or is otherwise publicly available other than in breach of this Section 7.15; provided that nothing herein shall prevent the Bank from disclosing any such information (i) to any potential assignee of or participant in this Agreement or any Letter of Credit or any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Company and its obligations which agrees in writing to comply with the provisions of this section; (ii) to its affiliates and the employees, officers, partners, directors, agents attorneys, accountants and other professional advisors of it and its affiliates, provided that such recipients are obligated to keep the information confidential; (iii) upon the request or demand of any Governmental Authority having jurisdiction over the Bank, including during the course of periodic examinations and reviews of the Bank; (iv) in connection with the exercise of any remedy hereunder; (v) in connection with any litigation to which the Bank may be a party; and (vi) if, prior to such information having been so provided or obtained, such information was already in the Bank’s possession on a non-confidential basis without, to the best of the Bank’s knowledge, a duty of confidentiality to the Company being violated.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

THORNE HOLDING CORP.

By:	/s/ Scott Wheeler
Name:	Scott Wheeler
Title:	CFO

SUMITOMO MITSUI BANKING CORPORATION

By:	/s/ Satoshi Takahara
Name:	Satoshi Takahara
Title:	Executive Director

EXHIBIT A

[Form of]

CERTIFICATE OF CHIEF FINANCIAL OFFICER

The undersigned chief financial officer of THORNE HOLDING CORP. (the “Company”) does hereby certify to SUMITOMO MITSUI BANKING CORPORATION (the “Bank”) that:

1. This certificate (the “Certificate”) is delivered in accordance with Section 6.1(b) of the Reimbursement Agreement dated as of November 30, 2018 (the “Reimbursement Agreement”) between the Company and the Bank. Capitalized terms used in this Certificate and not otherwise defined herein shall have the meanings ascribed to such terms in the Reimbursement Agreement.

2. I have reviewed the annual financial report of the Company for the period ended [ ] (the “Financial Report”), a complete copy of which is attached to this Certificate.

3. Based on my knowledge, the Financial Report presents fairly in all material respects the financial condition and results of operations of the Company in accordance with GAAP consistently applied as of the end of and for the period covered by the Financial Report.

4. Based on my knowledge, for the period covered by the Financial Report, and through and including the date of this Certificate:

No Default or Event of Default has occurred.

[or]

(a) The following Default(s) or Event(s) of Default has/have occurred:

(b) The following action(s) has/have been taken or is/are proposed to be taken with respect thereto:

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of this 10th day of December, 2018

By:	/s/ Scott Wheeler
Name:	Scott Wheeler
Title:	CFO

EXHIBIT B

[Form of]

APPLICATION FOR STANDBY LETTER OF CREDIT

L/C No.:
(for Bank use only)

To:	SUMITOMO MITSUI BANKING CORPORATION

277 Park Avenue, 6th Floor

New York, NY 10172

Attention: JDAD

Date: ________ _______, 20___

Please issue for our account an irrevocable Standby Letter of Credit as set forth below by:

☐ SWIFT____         ☐ Courier ☐ Applicant to arrange pickup ☐ Other (specify):

Applicant (full name and address):

Beneficiary (full name and address):

Delivery Instructions (if different from Beneficiary):

Amount and Currency (please use ISO Alphabetic Currency Codes):

Pricing:

Issuance Date:	___ , 20

Expiry Date:	___ , 20

Drawings to be accompanied by:	☐ Certificate (please attach full text) ☐ The following documents (please specify):

Letter of Credit format attached:	☐ yes ☐ no

Other information:

Confirmation of the Credit:

☐ Not Requested        ☐ Requested                 ☐ Authorized if requested by Beneficiary

Each credit shall be subject to:

☐ International Standby Practice 1998, ICC Publication 590 (ISP98)

☐ Uniform Customs and Practice for Documentary Credits, 2007 Revision, International Chamber of Commerce Publication No. 600 (UCP 600)

☐ Other (please specify):

The undersigned requests you to issue your irrevocable standby letter of credit (herein called the “Credit”), substantially in accordance with these instructions (marked (x) where appropriate). The undersigned agrees to be bound in respect of the Credit by the terms and conditions of the Reimbursement Agreement dated of November 30, 2018, as amended, supplemented or otherwise modified from time to time, made by the undersigned (and, if applicable, one or more other parities) to you (which agreement you may have received by electronic transmission). The undersigned represents and warrants to you that (i) no Event of Default (as defined in such agreement) or other event that, with notice, lapse of time, or both, would constitute an Event of Default has occurred and is continuing or would result from the issuance of the requested Credit and (ii) all representations and warranties contained in such agreement are true and correct in all material respects as of the date hereof and will be true and correct in all material respects immediately after issuance of the requested Credit.

THORNE HOLDING CORP

By:	/s/ Scott Wheeler
Name:	Scott Wheeler
Title:	CFO

[on Thorne Research, Inc. letterhead]